Exhibit 5.1
June 26, 2007
American Oil & Gas Inc.
1050 17th Street, Suite 2400
Denver, Colorado 80265
Re:      Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to American Oil & Gas Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to 1,500,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), which are to be issued pursuant to the Company’s 2006 Stock Incentive Plan (the “2006 Plan”).
     In connection with this opinion, we have examined and relied upon copies, certified or otherwise identified to our satisfaction, of: (i) the 2006 Plan; (ii) an executed copy of the Registration Statement; (iv) the Company’s Articles of Incorporation, as amended, and Bylaws; and (v) such other instruments and documents as we have deemed necessary or appropriate for purposes of the opinions expressed herein.
     For purposes of this opinion we have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to certain factual matters material to the opinion expressed herein, we have relied to the extent we deemed proper upon representations, warranties and statements of officers and other representatives of the Company. Our opinion expressed below is subject to the qualification that we express no opinion as to any law of any jurisdiction other than the corporation laws of the State of Nevada and the federal laws of the United States of America.

American Oil & Gas Inc.
June 26, 2007

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in the manner described in the 2006 Plan and pursuant to the agreements which accompany each grant under the 2006 Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ PATTON BOGGS LLP